PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-52022

1,000,000,000 Depositary Receipts

Oil Service HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Oil Service HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Baker-Hughes Inc.	BHI	21	NYSE
BJ Services Company	BJS	28	NYSE
Cameron International Corporation	CAM	8	NYSE
Diamond Offshore Drilling, Inc.	DO	11	NYSE
ENSCO International Inc.	ESV	11	NYSE
Exterran Holdings, Inc.(1)	EXH	1.625	NYSE
GlobalSanteFe Corporation	GSF	19.975	NYSE
Grant Prideco, Inc.	GRP	9	NYSE
Halliburton Company	HAL	44	NYSE
Nabors Industries Ltd.	NBR	24	NYSE
National Oilwell Vargo Inc.(2)	NOV	14	NYSE
Noble Corporation(3)	NE	11	NYSE
Rowan Companies, Inc.	RDC	8	NYSE
Schlumberger Ltd.	SLB	22	NYSE
Smith International, Inc.	SII	16	NYSE
Tidewater Inc.	TDW	5	NYSE
Transocean Inc.	RIG	18	NYSE
Weatherford International Ltd.	WFT	18	NYSE

(1)

The merger of Hanover Compressor Company (NYSE ticker “HC”) and Universal Compression Holdings, Inc. became effective August 20, 2007. As a result, Exterran Holdings, Inc. (“EXH”) replaced Hanover Compressor Company as an underlying security of the Oil Service HOLDRS Trust. For the 5 shares of Hanover Compressor Company per 100 shares round lot of Oil Service HOLDRS Trust, The Bank of New York will receive 1.625 shares of Exterran Holdings, Inc. Effective August 21, 2007, creations of Oil Service HOLDRS require 1.625 shares of Exterran Holdings, Inc. per 100 share round lot of Oil Service HOLDRS.

(2)

Effective October 4, 2007, creations of Oil Service HOLDRS require 14 shares of National Oilwell Vargo, Inc. (NYSE ticker “NOV”) per round lot of 100 Oil Service HOLDRS Trust due to the 2 for 1 stock split of National Oilwell Vargo, Inc.

(3)

Effective September 4, 2007, creations of Oil Service HOLDRS require 22 shares of Noble Corp. Common Stock (NYSE ticker “NE”) per round lot of 100 Oil Service HOLDRS Trust due to the 2 for 1 stock split of Noble Corp.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2007.